Exhibit 10.32
Amendment to the
The McGraw-Hill Companies, Inc.
Management Supplemental
Death & Disability Benefits Plan
     The McGraw-Hill Companies, Inc. Management Supplemental Death & Disability Benefits Plan (the “Plan”) is amended, effective as of January 1, 2010, as follows:
1.	Article IV of the Plan his hereby amended to delete the first sentence of Section 4.01 and to insert the following in place thereof:

“In the event of the death of a Member prior to the date of his Retirement or a Disabled Member prior to his Normal Retirement Date, the Beneficiary of the Member or Disabled Member shall be entitled to receive a lump-sum Death Benefit within sixty days following the date of death.”

2.	Except as set forth above, the Plan remains in full force and effect.